EXECUTION VERSION
Oportun Financial Corporation
1825 South Grant Street, Suite 850
San Mateo, CA 94402
June 22, 2026
Bradley L. Radoff
2727 Kirby Drive, Unit 29L
Houston, Texas 77098
Ladies and Gentlemen:
This letter (this “Agreement”) constitutes the agreement between (a) Oportun Financial Corporation (“Company”) and (b) Bradley L. Radoff and The Radoff Family Foundation (each, a “Radoff Party” and together, the “Radoff Parties”). Company and the Radoff Parties are collectively referred to as the “Parties.” The Radoff Parties and each Affiliate (as defined below) and Associate (as defined below) of the Radoff Parties are collectively referred to as the “Radoff Group.”
1.Board Matters. Company agrees that as of the closing of the polls at Company’s 2026 annual meeting of stockholders (the “2026 Annual Meeting”), two of the Class I directors serving on Company’s Board of Directors (the “Board”) as of the date of this Agreement will have retired from the Board and will not be standing for election as directors at the 2026 Annual Meeting.
2.Withdrawal of Nomination and Related Matters.
(a)Withdrawal of Nomination. The Radoff Parties agree that automatically and without any additional action by any Party, upon the execution of this Agreement by all of the Parties, Mr. Radoff will be deemed to have irrevocably withdrawn (i) his nomination of one candidate for election as a director of Company at the 2026 Annual Meeting as set forth in his letter to Company dated April 17, 2026 (such notice, as amended or supplemented, the “Nomination Notice”).
(b)Cooperation. At the request of Company, the Radoff Parties agree that they will, and will cause the other Restricted Persons to, directly or indirectly, reasonably cooperate with Company to ensure that stockholders vote in accordance with the Board’s recommendations on all proposals to be voted on at the 2026 Annual Meeting and at each annual or special meeting of Company’s stockholders (including any adjournments, postponements or other delays thereof) or in connection with any action by written consent during the Restricted Period.
3.Voting Commitment. During the Restricted Period, at each annual or special meeting of Company’s stockholders (including any adjournments, postponements or other delays thereof) or in connection with any action by written consent, the Radoff Parties will cause all Voting Securities that are beneficially owned by the Radoff Group and that the Radoff Group has the right to vote to be (a) present for quorum purposes (if applicable) and (b) voted or consented (i) in favor of the election of each person recommended by the Board for election as a director; (ii) against any proposals or resolutions to remove any member of the Board; and (iii) in accordance with the recommendation of the Board on all other proposals or business that may be the subject of stockholder action at such meeting or action by written consent, except that (A) if Institutional Shareholder Services Inc. (“ISS”) and Glass Lewis & Co., LLC (“Glass Lewis”) recommend a vote inconsistent with the recommendation of the Board with respect to any proposals or business (other than the election or removal of directors) at such meeting or action
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by written consent, then each member of the Radoff Group will be permitted to vote in accordance with such ISS and Glass Lewis recommendation; and (B) each member of the Radoff Group will be permitted to vote in its sole discretion on any proposal with respect to an Extraordinary Transaction (as defined below). The Radoff Parties will use commercially reasonable efforts (including by calling back loaned out shares, so long as Company has provided the Radoff Parties with at least five Business Days’ (as defined below) prior written notice of the applicable record date) to ensure that the Radoff Group has voting power for any Voting Securities owned by any member of the Radoff Group on the record date for each annual or special meeting of Company’s stockholders (including any adjournments, postponements or other delays thereof) or action by written consent.
4.Standstill.
(a)During the Restricted Period, the Radoff Parties will not, and will cause the other Restricted Persons not to, in any way, directly or indirectly (in each case, except as expressly permitted by this Agreement):
(i)acquire, offer or seek to acquire, agree to acquire, or acquire rights or options to acquire (except by way of stock dividends or other distributions or offerings made available to holders of Voting Securities generally on a pro rata basis or pursuant to an Extraordinary Transaction), whether by purchase, tender or exchange offer, through the acquisition of control of another Person, by joining a group, through swap or hedging transactions or otherwise, beneficial ownership of, or economic exposure to, any securities of Company (other than through a broad-based market basket or index), except that the Radoff Group, in the aggregate, may, in accordance with the terms of this Agreement and applicable securities laws, acquire additional shares of Company’s common stock, including through the exercise of, or acquisition of, derivative securities, so long as the Radoff Group, in the aggregate, beneficially owns and has economic exposure, in the aggregate, to no more than 4.9% of the then-outstanding shares of Company’s common stock;
(ii)make any public announcement or proposal with respect to, or publicly offer or propose, (A) any form of business combination or acquisition or other transaction relating to a material amount of assets or securities of Company or any of its subsidiaries; (B) any form of restructuring, recapitalization, change in capital allocation or similar transaction with respect to Company or any of its subsidiaries; or (C) any form of tender or exchange offer for shares of Company’s common stock or other Voting Securities, it being understood that none of the foregoing will prohibit any member of the Radoff Group from (1) selling or tendering its shares of Company’s common stock, and otherwise receiving consideration, pursuant to any such transaction or (2) voting on any such transaction in its sole discretion in accordance with paragraph 3;
(iii)engage in, or knowingly assist in the engagement in (including engagement by use of or in coordination with a universal proxy card), any solicitation of proxies or written consents to vote any Voting Securities, or conduct, or assist in the conducting of, any type of binding or nonbinding referendum with respect to any Voting Securities, or assist or participate in any other way, directly or indirectly, in any solicitation of proxies (or written consents) with respect to, or from the holders of, any Voting Securities, or otherwise become a “participant” in a “solicitation,” as such terms are defined in Instruction 3 of Item 4 of Schedule 14A and Rule 14a-1 of Regulation 14A, respectively, under the Securities Exchange Act of 1934, as amended, and with the rules and regulations thereunder (the “Exchange Act”), to vote any securities of Company (including by initiating, encouraging or participating in any “withhold” or similar campaign), in each case other than in a manner that is consistent with the Board’s recommendation on a matter or otherwise consistent with the voting obligations set forth in paragraph 3;

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(iv)initiate, propose or otherwise “solicit” (as such term is used in the proxy rules of the SEC (as defined below), including any solicitations of the type contemplated by Rule 14a-2(b) promulgated under the Exchange Act) Company’s stockholders for the approval of any shareholder proposal, whether made pursuant to Rule 14a-4 or Rule 14a-8 promulgated under the Exchange Act, or otherwise, or knowingly cause or encourage any Person to initiate or submit any such shareholder proposal;
(v)(A) seek, alone or in concert with others, election or appointment to, or representation on, the Board, (B) nominate or propose the nomination of, or recommend the nomination of, or encourage any Person to nominate or propose the nomination of or recommend the nomination of, any candidate to the Board, or (C) seek, alone or in concert with others, or encourage any Person to seek, the removal of any member of the Board;
(vi)advise or knowingly encourage any Person with respect to the voting of (or execution of a written consent in respect of) or disposition of any securities of Company other than in a manner that is consistent with the Board’s recommendation on a matter or otherwise consistent with the voting obligations set forth in paragraph 3;
(vii)other than in open market sale transactions where the identity of the purchaser is not known, sell, offer or agree to sell directly or indirectly, through swap or hedging transactions or otherwise, any securities of Company, or any rights decoupled from the underlying securities, to any Person not a party to this Agreement or an Affiliate or Associate thereof (a “Third Party”) with a known history of activism or known plans to engage in activism with respect to Company;
(viii)take any action to or in support of (including, in each case, advising, assisting or knowingly encouraging any Person in respect of), or make any proposal or request that constitutes or would result in, or otherwise take any action in relation to: (A) advising, replacing or influencing any director or the management of Company, including any plans or proposals to change the number or term of directors or to fill any vacancies on the Board; (B) any material change in the capitalization, stock repurchase programs and practices or dividend policy of Company; (C) any other material change in Company’s management, business or corporate structure; (D) seeking to have Company waive or make amendments or modifications to its bylaws or certificate of incorporation, or other actions that could reasonably be expected to impede or facilitate the acquisition of control of Company by any Person; (E) causing a class of securities of Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange; or (F) causing a class of securities of Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act (in each case except as otherwise permitted by paragraph 3);
(ix)communicate with stockholders of Company or others pursuant to Rule 14a-1(l)(2)(iv) under the Exchange Act (other than in connection with an Extraordinary Transaction);
(x)call or seek to call, or request the call of, alone or in concert with others, any meeting of stockholders, whether or not such a meeting is permitted by the bylaws, including a “town hall meeting”;
(xi)deposit any shares of Company’s common stock or other Voting Securities in any voting trust or subject any shares of Company’s common stock or other Voting Securities to any arrangement or agreement with respect to the voting of any shares of Company’s common stock or Voting Securities (other than (A) any such voting trust, agreement, or arrangement solely among members of the Radoff Group, (B) customary brokerage accounts,

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margin accounts, prime brokerage accounts and the like, and (C) otherwise in accordance with this Agreement);
(xii)submit, or seek, or knowingly encourage or advise any Person, to submit, nominations or proposals in furtherance of the election or removal of directors with respect to Company, or take any other action, or knowingly encourage or advise any Person, with respect to the election, appointment or removal of any directors;
(xiii)form, join or in any other way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any Voting Security (other than a group that only includes all or some of the members of the Radoff Group);
(xiv)demand a copy of Company’s list of stockholders or its other books and records or make any request pursuant to Rule 14a-7 under the Exchange Act or under any statutory or regulatory provisions of Delaware providing for stockholder access to books and records (including lists of stockholders) of Company;
(xv)make any request or submit any proposal to amend or waive the terms of this paragraph 4, other than through non-public communications with Company that would not be reasonably likely to trigger public disclosure obligations for any Party;
(xvi)make or disclose in a manner that could reasonably be expected to become public any intent, purpose, plan or proposal that is inconsistent with the provisions of this Agreement;
(xvii)make a demand for, or seek to initiate, an investigation of Company or any of Company’s current or former directors or officers (in each case, with respect to their service in such capacities), including by seeking to engage any private investigations firm or other Person to conduct an investigation;
(xviii)enter into any discussions, negotiations, agreements, arrangements or understandings (in all cases whether written or oral) with any Person with respect to such Person engaging in any actions that the Restricted Persons are prohibited from engaging in pursuant to this Agreement, or otherwise advise, finance, assist, knowingly encourage or seek to persuade, or take any action that could reasonably be expected to have the effect of advising, financing, assisting, encouraging or persuading any Person to take any actions that the Restricted Persons are prohibited from taking pursuant to this Agreement;
(xix)engage in any further activities with the “Concerned Stockholders of Oportun Financial Corporation” (or any participant therein) in respect of Company or enter into any formal or informal association with any other participant therein with respect to Company; or
(xx)enter into any discussions, negotiations, agreements or understandings with any Person with respect to any action that the Radoff Parties or any other Restricted Person is prohibited from taking pursuant to this paragraph 4, or advise, assist, knowingly encourage or seek to persuade any Person to take any action or make any statement with respect to any such action, or otherwise take or cause any action or make any statement inconsistent with any of the foregoing.
(b)Permitted Activities. Notwithstanding anything to the contrary in this Agreement, including paragraph 4(a), the members of the Radoff Group shall not be prohibited or restricted from (i) communicating privately with members of the Board or officers of Company regarding any matter in a manner consistent with communications that may be

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reasonably made by all stockholders of Company, so long as such communications are not intended to lead to, and would not reasonably be expected to require, any public disclosure of such communications by any Party; (ii) taking any action necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over any member of the Radoff Group, but only so long as a breach of this Agreement by any member of the Radoff Group is not the cause of the applicable requirement; (iii) communicating with stockholders of Company and others in a manner that does not otherwise violate this Agreement; and (iv) exchanging, tendering or otherwise participating in any tender or exchange offer with respect to Company’s common stock, whether or not such transaction constitutes an Extraordinary Transaction, on the same basis as the other stockholders of Company.
(c)Stockholder Access to Company. The Radoff Parties and Company acknowledge that, other than as restricted by the terms in this Agreement or applicable law, the members of the Radoff Group shall conduct themselves as, and be treated as, any other stockholder, with similar stockholder rights and access to management and the Board. No member of the Radoff Group shall have or claim any information rights beyond those afforded to all other stockholders (other than as limited or otherwise restricted by the provisions of paragraph 4(a)), and the Radoff Parties acknowledge Company’s securities disclosure obligations, including under Regulation FD.
5.Mutual Non-Disparagement.
(a)With Respect to the Radoff Group. During the Restricted Period, Company will not, directly or indirectly, in any capacity or manner, make, cause to be made, express, or otherwise communicate in any way, or cause, further, assist, solicit, knowingly encourage or support any Person in making, expressing or otherwise communicating, any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal, in writing, electronically transferred or otherwise, that might reasonably be construed to be derogatory or critical of, negative toward or constitute an ad hominem attack on, or that otherwise disparages, calls into disrepute, slanders, impugns, casts in a negative light, criticizes, condemns or impugns the reputation or good name of any member of the Radoff Group or any of their respective, subsidiaries, successors or assigns, or any of the foregoing’s respective current or former officers, directors or employees (in each case, in their capacities as such), or respective businesses, operations, strategies, products, services, advertisements, approaches, policies, practices, procedures or actions, in each case of any type or nature.
(b)With Respect to Company. During the Restricted Period, the Radoff Parties will not, and will cause the other Restricted Persons not to, directly or indirectly, in any capacity or manner, make, cause to be made, express, or otherwise communicate in any way, or cause, further, assist, solicit, knowingly encourage or support any Person in making, expressing or otherwise communicating, any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal, in writing, electronically transferred or otherwise, that might reasonably be construed to be derogatory or critical of, negative toward or constitute an ad hominem attack on, or that otherwise disparages, calls into disrepute, slanders, impugns, casts in a negative light, criticizes, condemns or impugns the reputation or good name of Company or any of its Affiliates, Associates, subsidiaries, successors or assigns, or any of the foregoing’s respective current or former officers, directors or employees (in each case, in their capacities as such), or respective businesses, operations, strategies, products, services, advertisements, approaches, policies, practices, procedures or actions, in each case of any type or nature.
(c)Exceptions. Notwithstanding the foregoing, this paragraph 5 will not restrict the ability of any Party to (i) comply with any subpoena or other legal process or respond

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to a request for information from any governmental authority with jurisdiction over such Party; provided, that, to the extent permitted by applicable law, the disclosing Party must provide written notice to the other Party at least two Business Days prior to making any statement or disclosure required under the federal securities laws or other applicable laws or stock exchange regulations that would otherwise be prohibited by the provisions of this paragraph 5 and reasonably consider any comments of such other Party; (ii) enforce such Party’s rights pursuant to this Agreement; or (iii) publicly respond to a statement made in violation of clause (a) or (b) of this paragraph 5, as applicable.
(d)Applicable to All Communications. For the avoidance of doubt, the limitations set forth in clauses (a) and (b) of this paragraph 5 will apply to all communications, including, but not limited to, any filings that must be made by either Party in connection with paragraph 9.
6.No Litigation. During the Restricted Period, neither Company nor any member of the Radoff Group will, alone or in concert with others, threaten, institute, solicit, assist or join, as a party, or assist, support or knowingly encourage any other Person to threaten, initiate or pursue, any litigation, arbitration, claim or other proceeding, including any derivative action or class action, against or involving the other or any of their respective current or former principals, directors, general partners, officers, employees, agents or representatives, except that this paragraph 6 will not prevent either Company or any member of the Radoff Group from (i) bringing litigation (instituted in accordance with this Agreement) solely to remedy a breach of, or to enforce the provisions of, this Agreement; (ii) making counterclaims with respect to any proceeding initiated by, or on behalf of the other or any of their respective current or former principals, directors, general partners, officers, employees, agents or representatives; (iii) bringing bona fide commercial disputes that do not in any manner relate to the subject matter of this Agreement; or (iv) responding to or complying with a validly issued legal process.
7.Compliance with this Agreement. The Radoff Parties will cause the other members of the Radoff Group and any other Restricted Persons to comply with the terms of this Agreement applicable to the Radoff Group and the Restricted Persons, as applicable, and will be responsible for any breach of the terms of this Agreement by any member of the Radoff Group or any Restricted Person (even if such member or Restricted Person is not a party to this Agreement).
8.Expense Reimbursement. Within five Business Days of the receipt of reasonable documentation, Company will reimburse the Radoff Parties for their reasonable and documented out-of-pocket legal and other expenses (up to an amount agreed with Company) incurred by the Radoff Group in connection with the Nomination Notice, the 2026 Annual Meeting, the negotiation and execution of this Agreement, and related matters (such expenses, the “Reimbursable Expenses”); provided, however, that Company will pay any such Reimbursable Expenses that were incurred by a third party service provider of the Radoff Group on the Radoff Group’s behalf directly to such service provider. Except as set forth in the preceding sentence, all fees, costs and expenses incurred in connection with this Agreement will be paid by the Person incurring such fee, cost or expense.
9.Public Disclosure.
(a)Form 8-K. Company will promptly prepare and file with the SEC a Current Report on Form 8-K (the “Form 8-K”) reporting the entry into this Agreement. All disclosure in the Form 8-K will be consistent with this Agreement. Company will provide the Radoff Parties and the Radoff Parties’ counsel with a reasonable opportunity to review and comment on the Form 8-K prior to filing, and Company will consider in good faith any changes proposed by the Radoff Parties or the Radoff Parties’ counsel.

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(b)Statements by a Radoff Party. The Radoff Parties will not, and will cause the other Restricted Persons not to, directly or indirectly, during the Restricted Period, issue any press release or make any public statement or filing with respect to this Agreement or Company.
10.Definitions. As used in this Agreement, the following terms have the following meanings:
(a)“Affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act and will include Persons who become Affiliates of any Person after the date of this Agreement. The term “Affiliate” shall not include any portfolio company of any member of the Radoff Group (unless such portfolio company is acting at the direction of any member of the Radoff Group to engage in conduct that is prohibited by this Agreement). For purposes of this Agreement, no member of the Radoff Group will be deemed an Affiliate of Company, and Company will not be deemed an Affiliate of any member of the Radoff Group.
(b)“Associate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act and will include Persons who become Associates of any Person after the date of this Agreement, but will exclude any Person not controlled by or under common control with the related Person.
(c)“beneficially own,” “beneficially owned” and “beneficial owners” has the meaning set forth in Rule 13d-3 and Rule 13d-5(b)(1) promulgated under the Exchange Act.
(d)“Business Day” means any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of San Francisco is closed.
(e)“Deadline” means the day that is 15 days prior to the deadline for the submission of stockholder nominations of directors for Company’s 2028 annual meeting of stockholders.
(f)“Extraordinary Transaction” means any tender offer, exchange offer, merger, amalgamation, consolidation, acquisition, business combination, sale of all or substantially all of Company’s assets, recapitalization, restructuring, liquidation, dissolution or similar extraordinary transaction involving Company, any of its subsidiaries or any of its or their respective securities or assets.
(g)“Person” will be interpreted broadly to include, among others, any individual, general or limited partnership, corporation, limited liability or unlimited liability company, joint venture, estate, trust, group, association or other entity of any kind or structure.
(h)“Restricted Period” means the period from the date of this Agreement until 11:59 p.m., Pacific time, on the Deadline.
(i)“Restricted Persons” means the members of the Radoff Group and the principals, directors, general partners, officers and employees of the members of the Radoff Group and, to the extent acting at the direction or on behalf of any member of the Radoff Group, the agents and other representatives of each member of the Radoff Group.
(j)“SEC” means the U.S. Securities and Exchange Commission.
(k)“Voting Securities” means the shares of Company’s capital stock and any other securities of Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, such shares or other securities, whether or not subject to the passage of time or other contingencies.

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11.Interpretations. The words “include,” “includes” and “including” will be deemed to be followed by the words “without limitation.” Unless the context requires otherwise, “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to in this Agreement means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented.
12.Representations of the Radoff Parties. Each Radoff Party represents that (a) he or it has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement; (b) this Agreement has been duly authorized, executed and delivered by him or it and is a valid and binding obligation of him or it, enforceable against him or it in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (c) this Agreement does not and will not violate any law, any order of any court or other agency of government or any provision of any agreement or other instrument to which he or it or any of his or its properties or assets is bound, or conflict with, result in a material breach of or constitute (with due notice or lapse of time or both) a default under any such agreement or other instrument, or result in the creation or imposition of, or give rise to, any material lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever; (d) except as otherwise disclosed to Company, the Radoff Parties have not, and no member of the Radoff Group has, directly or indirectly, compensated or entered into any agreement, arrangement or understanding to compensate any person for his or her service as a director of Company with any cash, securities (including any rights or options convertible into or exercisable for or exchangeable into securities or any profit sharing agreement or arrangement) or other form of compensation directly or indirectly related to Company or its securities; (e) except as otherwise disclosed to Company, as of the date of this Agreement, the Radoff Parties (i) are the beneficial owner of an aggregate of 780,000 shares of Company’s common stock; (ii) have voting authority over such shares; and (iii) own no other equity or equity-related interest in Company; (f) no other member of the Radoff Group owns any securities of Company; (g) in respect of Company, the Radoff Parties are not working with, or coordinating their actions with, any other Person; and (h) all activities of the “Concerned Stockholders of Oportun Financial Corporation” have ceased and any formal or informal association between any member of the Radoff Group and any other participant in such stockholder group have ceased with respect to Company.
13.Representations of Company. Company represents that (a) its authorized signatory set forth on the signature page to this Agreement has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind Company; (b) this Agreement has been duly authorized, executed and delivered by it and is a valid and binding obligation of Company, enforceable against Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (c) this Agreement does not require the approval of the stockholders of Company; and (d) this Agreement does not and will not violate any law, any order of any court or other agency of government, Company’s certificate of incorporation or bylaws, each as amended from time to time, or any provision of any agreement or other instrument to which Company or any of its properties or assets is bound, or conflict with, result in a material breach of or constitute (with due notice or lapse of time or both) a default under any such agreement or other instrument to which Company is bound, or result in the creation or imposition of, or give rise to, any material lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever. Company has not taken any actions with respect to any matters related to this Agreement that

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require disclosure on a Current Report on Form 8-K prior to the date of this Agreement that have not previously been disclosed.
14.Specific Performance; Fees. Each Party acknowledges and agrees that money damages may not be a sufficient remedy for any breach (or threatened breach) of this Agreement by it and that, in the event of any breach or threatened breach of this Agreement, (a) the Party seeking specific performance will be entitled to seek injunctive and other equitable relief, without proof of actual damages; (b) the Party against whom specific performance is sought will not plead in defense that there would be an adequate remedy at law; and (c) the Party against whom specific performance is sought agrees to waive any applicable right or requirement that a bond be posted. Such remedies will not be the exclusive remedies for a breach of this Agreement and will be in addition to all other remedies available at law or in equity. If a Party institutes any legal suit, action, or proceeding against the other Party to enforce this Agreement (or obtain any other remedy regarding any breach of this Agreement) or arising out of or relating to this Agreement, including contract, equity, tort, fraud, and statutory claims, the prevailing Party in the suit, action, or proceeding is entitled to receive, and the non-prevailing Party will pay, in addition to all other remedies to which the prevailing Party may be entitled, the reasonable and documented costs and expenses incurred by the prevailing Party in conducting the suit, action, or proceeding, including actual attorneys’ fees and expenses, even if not recoverable by law.
15.Entire Agreement; Binding Nature; Assignment; Waiver. This Agreement constitutes the only agreement between the Parties with respect to the subject matter of this Agreement and it supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. This Agreement binds, and will inure to the benefit of, the Parties and their respective successors and permitted assigns. No Party may assign or otherwise transfer either this Agreement or any of its rights, interests, or obligations under this Agreement without the prior written approval of the other Party. Any purported transfer requiring consent without such consent is void. No amendment, modification, supplement or waiver of any provision of this Agreement will be effective unless it is in writing and signed by the affected Party, and then only in the specific instance and for the specific purpose stated in such writing. Any waiver by any Party of a breach of any provision of this Agreement will not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a Party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that Party of the right to insist upon strict adherence to that term or any other term of this Agreement in the future.
16.Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, then the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement that is held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable, and this Agreement will otherwise be construed so as to effectuate the original intention of the Parties reflected in this Agreement. The Parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.
17.Governing Law; Forum. This Agreement is governed by and will be construed in accordance with the laws of the State of Delaware. Each of the Parties (a) irrevocably and unconditionally consents to the exclusive personal jurisdiction and venue of the Court of Chancery of the State of Delaware and any appellate court thereof (unless the federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Delaware and any appellate court thereof will have exclusive personal jurisdiction); (b) agrees that it will not challenge such personal jurisdiction by motion or other request for leave from any such court; (c) agrees that it will not bring any action relating to this Agreement or otherwise in any court other than the such courts; and (d) waives any claim of improper venue

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or any claim that those courts are an inconvenient forum. The Parties agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in paragraph 20 or in such other manner as may be permitted by applicable law, will be valid and sufficient service thereof.
18.Waiver of Jury Trial. EACH OF THE PARTIES, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF ANY OF THEM. No Party will seek to consolidate, by counterclaim or otherwise, any action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived.
19.No Third Party Beneficiaries. Except as provided in this Agreement, this Agreement is solely for the benefit of the Parties and is not enforceable by any other Person. No Party may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, and any assignment in contravention hereof will be null and void.
20.Notices. All notices and other communications under this Agreement must be in writing and will be deemed to have been duly delivered and received (a) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (b) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; (c) immediately upon delivery by hand; or (d) on the date sent by email (except that notice given by email will not be effective unless either (i) a duplicate copy of such email notice is promptly given by one of the other methods described in this paragraph 20; or (ii) the receiving Party delivers a written confirmation of receipt of such notice either by email or any other method described in this paragraph 20 (excluding “out of office” or other automated replies)). At any time, any Party may, by notice given to the other Parties in accordance with this paragraph 20, provide updated information for notices pursuant to this Agreement. The addresses for such communications are as follows:
If to Company:

Oportun Financial Corporation
1825 South Grant Street, Suite 850
San Mateo, CA 94402
Attn: Kate Layton, Chief Legal Officer
Email: [***]
with a copy (which will not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation
650 Page Mill Road
Palo Alto, California 94304-1050
Attn:     Jeffrey D. Saper
        Robert G. Day
        Douglas K. Schnell
Email:     [***]
    [***]
    [***]

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If to the Radoff Parties:
Bradley L. Radoff
2727 Kirby Drive, Unit 29L
Houston, Texas 77098
Email:     [***]
with a copy (which will not constitute notice) to:
Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, NY 10019
Attn:     Ryan Nebel
Email: [***]

21.Representation by Counsel. Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each Party and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts of this Agreement exchanged among the Parties will be deemed the work product of all of the Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is expressly waived by each of the Parties, and any controversy over interpretations of this Agreement will be decided without regard to events of drafting or preparation.
22.Counterparts. This Agreement and any amendments to this Agreement may be executed in one or more textually identical counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail or by an electronic signature service (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.
23.Headings. The headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement.
24.Termination. Unless otherwise mutually agreed in writing by each Party, this Agreement will terminate upon the expiration of the Restricted Period. Notwithstanding the foregoing, paragraph 8 (to the extent not completely performed), paragraph 10, paragraph 11 and paragraphs 14 through 24 will survive the termination of this Agreement. No termination of this Agreement will relieve any Party from liability for any breach of this Agreement prior to such termination. Notwithstanding anything to the contrary in this Agreement, the Radoff Parties’ obligations under paragraph 3 and paragraph 4 will immediately terminate upon Company

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breaching this Agreement and such breach not being cured (if capable of being cured) within 15 days after receipt by Company from the Radoff Parties of written notice specifying the breach.
[Signature page follows.]

4923-3332-9070.11 - 6/22/2026 3:20:06 PM

Very truly yours,
OPORTUN FINANCIAL CORPORATION
By: /s/ Kathleen Layton
Name: Kathleen Layton
Title: Chief Legal Officer & Corporate Secretary

ACCEPTED AND AGREED
as of the date written above:
BRADLEY L. RADOFF
/s/ Bradley L. Radoff

THE RADOFF FAMILY FOUNDATION

By:/s/ Bradley L. Radoff
Name:    Bradley L. Radoff
Title:     Director

[Signature Page to Letter Agreement]
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